UNITED PANAM FINANCIAL CORP. ANNOUNCES
$250 MILLION ASSET-BACKED SECURITIZATION

United PanAm Financial Corp. (Nasdaq: UPFC) today announced the pricing of a $250 million offering of automobile receivables-backed securities. The transaction is scheduled to close on November 8, 2007. The manager on the transaction is Deutsche Bank Securities. Net proceeds from this securitization transaction will be used to provide long-term financing of automobile receivables.

The securities will be issued via an owner trust, United Automobile Receivables Trust 2007-B, in three classes of Notes:

Note Class	Amount	Average Life	Price	Coupon Rate	Standard & Poor's	Moody's
A-1	$ 58,000,000	0.27 years	100.00000	4.98685%	A-1+	Prime-1
A-2	$ 93,000,000	1.05 years	99.99110	5.75%	AAA	Aaa
A-3	$ 99,000,000	2.40 years	99.98087	6.15%	AAA	Aaa

The weighted average coupon on the Notes is 5.987%.

AMBAC Assurance Corporation is providing a note guaranty insurance policy for this transaction. Initial credit enhancement will total 9.0% of the original receivable pool balance building to the total required enhancement level of 13.0% of the then outstanding receivable pool balance. The initial 9.0% enhancement will consist of a 2.0% reserve fund and 7.0% overcollateralization.

Copies of the prospectus relating to this offering of automobile receivables-backed securities may be obtained from the manager. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation in 37 states.

Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com